EXHIBIT 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

April 10, 2024

Airship AI Holdings, Inc. 8210 154th Ave NE Redmond, WA 98052

Ladies and Gentlemen:

We have acted as counsel to Airship AI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No.: 333-276932) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 18,092,575 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The 18,092,575 shares of Common Stock (the “Shares”) consist of:

(i) up to 12,712,774 shares of Common Stock, consisting of (A) 11,823,258 shares of Common Stock (the “Merger Consideration Shares”) issued as merger consideration in connection with the transactions contemplated by that certain Merger Agreement, dated as of June 27, 2023 and amended as of September 22, 2023, by and among BYTE Acquisition Corp., a Cayman Islands exempted company (“BYTS”), BYTE Merger Sub, Inc., a Washington corporation, and Airship AI, Inc. (formerly known as Airship AI Holdings, Inc.), a Washington corporation (“Airship AI”), which closed on December 21, 2023 (the “Merger”), in exchange for shares of common stock of Airship AI held by certain of the Selling Securityholders, (B) 50,000 shares of Common Stock (the “Founder Shares”) issued to Byte Holdings LP, a Cayman Islands exempted limited partnership (the “Sponsor”), as founder shares prior to BYTS’s initial public offering (the “IPO”) that were subsequently transferred to certain of the Selling Securityholders upon the closing of the Merger, (C) 532,945 shares of Common Stock (the “Placement Agent Shares”) issued to Roth Capital Partners LLC in satisfaction of fees payable to Roth Capital Partners LLC for financial services and placement agent duties provided to Airship AI in connection with the Merger, (D) 137,367 shares of Common Stock (the “Platinum Warrant Shares”) issued upon the exercise of an amended and restated common stock purchase warrant at an exercise price per share of $3.69717 issued by the Company to Platinum Capital Partners Inc. on February 2, 2024 in connection with the private placement evidenced by the Platinum Convertible Note (as defined below) for no additional consideration, (E) 70,502 shares of Common Stock (the “Cui Shares”) issued upon the conversion of the principal amount and accrued interest in respect of a convertible promissory note issued by Airship AI to Geng Cui in a private placement on October 3, 2023 in the principal amount of $250,000 at a conversion price per share of $4.00, and (F) 98,702 shares of Common Stock (the “White Shares”) issued upon the conversion of the principal amount and accrued interest in respect of a convertible promissory note issued by Airship AI to Finley T. White III and Kelly White in a private placement on October 3, 2023 in the principal amount of $350,000 at a conversion price per share of $4.00; and

(ii) up to 5,379,801 shares of Common Stock, consisting of (A) 2,689,902 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of common stock purchase warrants having an exercise price per share of $1.77 issued in connection with the Merger as a result of the conversion of warrants to acquire shares of common stock of Airship AI (the “Airship Warrants”) held by certain of the Selling Securityholders who initially received such Airship Warrants in consideration for services rendered to Airship AI (the “Converted Warrants”); (B) 1,758,105 shares of Common Stock (the “Option Shares”) issuable upon the exercise of common stock options having an exercise price per share of $0.12 issued in connection with the Merger as a result of the conversion of options to purchase shares of common stock of Airship AI (the “Airship Options”) held by certain of the Selling Securityholders who initially received such options in consideration for services rendered to Airship AI (the “Converted Options”); and (C) 931,794 shares of Common Stock (the “Platinum Convertible Note Shares”) issuable upon the conversion of an amended and restated senior secured convertible promissory note issued by the Company to Platinum Capital Partners Inc. in a private placement on February 2, 2024 in the principal amount of $2,000,000 (and $120,000 of accrued interest) at an assumed conversion price per share of $2.27518 (the “Platinum Convertible Note”).

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Airship AI Holdings, Inc. April 10, 2024 Page 2

In addition, the prospectus contained in the Registration Statement relates to the issuance by the Company of up to 16,184,612 shares of Common Stock (the “Public Warrant Shares”) that are issuable upon the exercise of the public warrants at an exercise price per share of $11.50 (the “Public Warrants”) contained in the units sold at a price of $10.00 per unit in the IPO, which shares were previously registered in connection with the Merger.

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Public Warrants, the Converted Warrants, the Converted Options and the Platinum Convertible Note.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)

The Merger Consideration Shares, Founder Shares, Placement Agent Shares, Platinum Warrant Shares, Cui Shares and White Shares have been duly and validly issued and are fully paid and nonassessable; and

b)

The Public Warrant Shares, Warrant Shares, Option Shares and Platinum Convertible Note Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Public Warrants, Converted Warrants, the Converted Options or the Platinum Convertible Note, as the case may be, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ LOEB & LOEB LLP